Hennessy Advisors, Inc. Reports Third Quarter Earnings of $0.51 Per Share; Firm Also Announces Quarterly Dividend

NOVATO, Calif., Aug. 2, 2017 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported 2017 third quarter results for the period ending June 30, 2017.

Summary Highlights

  Fully diluted earnings per share of $0.51 for the third fiscal quarter ended June 30, 2017, an increase of 2% over the prior comparable quarter ended June 30, 2016.
  Revenue for the quarter totaled $13.2 million, an increase of 1% over the prior comparable period.
  From June 30, 2016, to June 30, 2017, total assets under management increased 3%, while average assets under management, upon which revenue is earned, increased by 2%.
  Our Board of Directors today declared a quarterly dividend of $0.075 per share. This quarterly dividend will be paid on September 11, 2017, to shareholders of record as of August 17, 2017.
  We announced the signing of a definitive agreement to purchase the assets related to the management of the Rainier U.S. Funds on May 11, 2017. At that time, the Rainier U.S. Funds had approximately $565 million in assets under management. You can read more about this by visiting our website at: http://www.hennessyadvisors.com/press/RainierAnnouncement.htm.

"We are pleased to report another strong quarter, even in the face of regulatory and competitive hurdles in the asset management industry. We have confidence in our business model of growing organically through our marketing and sales programs and through identifying strategic acquisitions," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We remain committed to our dividend program, now in its thirteenth year."

"The U.S. stock market continued its steady rise during the quarter. I believe solid fundamentals and robust economic data are overshadowed by the constant 'what ifs' of political news and rhetoric. If more pro-business policies are implemented into law, especially those relating to regulation, healthcare, taxation and infrastructure, I believe the solid fundamentals already in place may improve and could drive the U.S. economy and the stock market to another year of growth," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Third Quarter	Jun. 30, 2017	Jun. 30, 2016	$ Change	% Change
Total Revenue	$ 13,177,839	$ 12,994,745	$ 183,094	1.4%
Net Income	$ 3,960,109	$ 3,894,185	$ 65,924	1.7%
Earnings Per Share (Diluted)	$ 0.51	$ 0.50	$ 0.01	2.0%
Weighted Average Number of
Shares Outstanding (Diluted)	7,788,456	7,731,141	57,315	0.7%
Mutual Fund Average Assets
Under Management	$ 6,564,012,133	$ 6,440,480,621	$ 123,531,512	1.9%

At Period Ending Date	Jun. 30, 2017	Jun. 30, 2016	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,526,756,492	$ 6,342,901,803	$ 183,854,689	2.9%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 202-262-4989